Exhibit 3.1

ARTICLES OF ASSOCIATION

OF

VASCULAR BIOGENICS LTD.

Adopted as of April 29, 2013

THE COMPANIES LAW 5759-1999

ARTICLES OF ASSOCIATION OF

VASCULAR BIOGENICS LTD.

A COMPANY LIMITED BY SHARES

PRELIMINARY

1.	Reserved.

2.	In these Articles, unless the context otherwise requires:

(a)	THE COMPANY	means Vascular Biogenics Ltd.

(b)	THE OFFICE	means the registered office of the Company for the time being.

(c)	THE COMPANIES LAW	means the Companies Law 5759-1999 or any law which shall amend or replace it, as shall be in force from time to time.

(d)	THE AURUM GROUP	means Aurum Ventures M.K.I Ltd., Mr. Benjamin Kahn and their Permitted Transferees.

(e)	THE REGISTER	means the register of Shareholders to be kept in accordance with the Companies Law, or, if the Company shall have any branch register(s) any such branch register(s) as the case may be.

(f)	SHAREHOLDER	means any person registered in the Register as the owner of shares of the Company.

(g)	SHAREHOLDERS RESOLUTION	Means a resolution adopted by a simple majority of the voting rights of the Company represented, personally or by proxy, and voting with respect thereto, unless a different majority is required in respect to such matter pursuant to the Companies Law or these Articles at the time the resolution is voted on, in which case a “Shareholders Resolution” shall mean a resolution adopted by such required majority

(h)	PITANGO	means Pitango Venture Capital Fund IV L.P., Pitango Venture Capital Principals Fund IV L.P, their affiliated funds, partners or management entities, and their transferees.

Subject to the provisions of this Article, in these Articles, unless the context otherwise requires, words and expressions used herein which are defined in the Memorandum of Association of the Company shall have the meanings therein defined, expressions used herein which are defined in the Companies Law, or any modification thereof in force at the date at which these Articles become binding upon the Company, shall have the meaning so defined; and words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and words importing persons shall include bodies corporate. All shares in the Company held or acquired by a shareholder and its Permitted Transferees (as defined below) shall be aggregated together for the purpose of determining rights under these Articles, other than with respect to Articles 36.9 and 46 hereunder.

These Articles may be amended by Shareholders Resolution, subject to the requirements set forth herein for special majorities or consents. Notwithstanding the provisions hereof, the amendment of any Article requiring a special majority of votes or consent by any party in order to take any action, shall require the vote or consent of such special majority or such party, as applicable.

SHARE CAPITAL

3.	The share capital of the Company is Fifty Thousand (50,000) New Israeli Shekels (“NIS”), consisting of Two Million Forty Four Thousand and Five (2,044,005) Ordinary Shares, par value NIS 0.01 each (the “Ordinary Shares”), One Hundred Thirty Two Thousand Five Hundred and Eighty Six (132,586) Series A Preferred Shares, par value NIS 0.01 per share (the “Preferred A Shares”), Five Hundred and Seventy Thousand Two Hundred and Seventeen (570,217) Series B Preferred Shares, par value NIS 0.01 per share (the “Preferred B Shares”), Three Hundred and Forty Two Thousand Seven Hundred and Seventy Eight (342,778) Series C Preferred Shares, par value NIS 0.01 per share (the “Preferred C Shares”), One Million Five Hundred Eighty Five Thousand Four Hundred and Fourteen (1,585,414) Series D Preferred Shares, par value NIS 0.01 per share (the “Preferred D Shares”), and Three Hundred and Twenty Five Thousand (325,000) Series D-1 Preferred Shares, par value NIS 0.01 per share (the “Preferred D-1 Shares” and together with the Preferred A Shares, Preferred B Shares, Preferred C Shares and Preferred D Shares, the “Preferred Shares”).

4.	The Company is a private company and accordingly:

(i)	The number of Shareholders for the time being of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after such employment to be, Shareholders of the Company) is not to exceed fifty (50), but where two (2) or more persons hold one (1) or more share(s) in the Company jointly, they shall, for the purposes of this Article, be treated as a single Shareholder;

(ii)	Any invitation to the public to subscribe for any shares or debentures or debenture stock of the Company is hereby prohibited; and

(iii)	The right to transfer shares shall be restricted as hereinafter provided.

(iv)	The liability of the Shareholders of the Company for the indebtedness of the Company shall be limited as follows:

(a)	If the shares of the Company have a nominal value, the liability of each Shareholder for the indebtedness of the Company is limited to payment of the nominal value of the shares of that Shareholder.

(b)	If at any time the Company shall issue shares with no nominal value, the liability of the Shareholders shall be limited to payment of the amount that the Shareholders should have paid to the Company in the respect of each share according to the conditions of issue.

SHARES

5.

5.1	The Ordinary Shares shall have equal rights including voting rights and rights to receive dividends. Subject to the rights conferred by the Preferred Shares, the Ordinary Shares shall confer upon the registered owners thereof the right to receive, upon the winding up of the Company, a sum equal to their nominal value, and if a surplus remains, to receive such surplus in proportion to the nominal value of the shares held by them respectively and in respect of which such distribution is being made and to receive a portion of the Company’s profits, when distributed, in proportion to the nominal value of the shares held by them respectively and in respect of which such distribution is being made.

5.2	The Preferred Shares confer on the holders thereof all rights accruing to holders of Ordinary Shares in the Company (except as otherwise explicitly provided in these Articles) and, in addition, confer the following rights:

(a)	Every holder of Preferred Shares shall have one vote for each Ordinary Share into which the Preferred Shares held by it of record could be converted (as provided in this Article 5.2).

(b)	(i)	Each Preferred Share shall, at the option of the holder thereof, at any time after the date of issuance of such share be converted for no additional consideration into such number of fully paid and non assessable Ordinary Shares as is determined by dividing the “Original Issue Price” (as defined in Article 5.2(b)(ix)) by the “Conversion Price” (which shall initially be equal to the Original Issue Price, and shall be subject to adjustment under Article 5.2 (d), (e) and (f), and Article 5.3) at the time in effect for such Preferred Share. Notwithstanding the calculation of the Conversion Price set forth above, the Conversion Price of the Preferred D-1 Shares shall initially be equal to half of the Original Issue Price for the Preferred D-1 Share and shall be subject to adjustment only to the extent that the adjustment result in a price lower than half of the Original Issue Price for the Preferred D-1 Share. In the event that the aggregate nominal value of all such Ordinary Shares shall exceed the consideration paid to the Company with respect to such Preferred Share and the Company does not have sufficient premiums from other resources to capitalize in that respect, then, the holder of such Preferred Shares, in its sole discretion, will do one of the following: (i) convert the Preferred Share into such number of Ordinary Shares obtained by dividing the Original Issue Price by the par value of the Preferred Share, or (ii) pay to the Company its pro rata portion of such excess nominal value.

(ii)	The Preferred A Shares shall, immediately upon (i) the closing of the Company’s offer of its securities to the public under the U.S. Securities Act of 1933, as amended, the Israeli Securities Law, 1968, or similar securities laws of another jurisdiction (the “IPO”), (ii) written consent of a majority of the outstanding Preferred A Shares or (iii) such time as 75% of the Preferred A Shares have been converted to Ordinary Shares, automatically be converted into and become such number of Ordinary Shares as is equal to the number of shares to be calculated using the same conversion mechanism used in section 5.2b(i) above.

(iii)	The Preferred B Shares shall, immediately upon (i) the closing of an IPO netting at least US$25 million to the Company, at a price per share which is at least $108.759 (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares) plus interest at a rate of LIBOR + 1% p.a. accruing from December 15, 2004, (ii) written consent of a majority of the outstanding Preferred B Shares or (iii) such time as 75% of the Preferred B Shares have been converted to Ordinary Shares, automatically be converted into and become such number of Ordinary Shares as is equal to the number of shares to be calculated using the same conversion mechanism used in section 5.2b(i) above.

(iv)	The Preferred C Shares shall, immediately upon (i) the closing of an IPO netting at least US$30 million to the Company, at a price per share which is at least $120.341 (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares) plus interest at a rate of LIBOR + 1% p.a. accruing from December 31, 2006, (ii) written consent of a majority of the outstanding Preferred C Shares, automatically be converted into and become such number of Ordinary Shares as is equal to the number of shares to be calculated using the same conversion mechanism used in section 5.2 b (i) above.

(v)	The Preferred D Shares shall, immediately upon (i) the closing of an IPO netting at least US$30 million to the Company, at a price per share which is at least $151.38 (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares) plus interest at a rate of LIBOR + 1% p.a. accruing from March 13, 2008, (ii) written consent of a majority of the outstanding Preferred D Shares, automatically be converted into and become such number of Ordinary Shares as is equal to the number of shares to be calculated using the same conversion mechanism used in section 5.2 b (i) above.

(vi)	The Preferred D-1 Shares shall, immediately upon (i) the closing of an IPO netting at least US$30 million to the Company, at a price per share which is at least $201.84 (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares) plus interest at a rate of LIBOR + 1% p.a. accruing from the date of issue by the Company of such Preferred D-1 Shares, (ii) written consent of a majority of the outstanding Preferred D-1 Shares, automatically be converted into and become such number of Ordinary Shares as is equal to the number of shares to be calculated using the same conversion mechanism used in section 5.2b(i) above.

(vii)	The Ordinary Shares issued upon conversion of the Preferred Shares shall be fully paid and non-assessable to the same extent that the Preferred Shares with respect to which they were issued were fully paid and non-assessable.

(viii)	Such acts of conversion and issuance as aforesaid are sometimes hereinafter collectively referred to as a “Conversion”. Whenever these Articles determine distributions or other rights on an “as converted basis” or “assuming all Preferred Shares have been converted into Ordinary Shares” or the like, such determinations shall include all Ordinary Shares that would result from a Conversion in accordance with sub-article 5.2(b)(i).

(ix)	For the purposes of these Articles of Association, the “Original Issue Price” of the Preferred A Shares shall be equal to $24.641, of the Preferred B Shares shall be equal to US$36.253, of the Preferred C Shares shall be equal to $40.114, of the Preferred D Shares shall be equal to $50.46 and of the Preferred D-1 Shares shall be equal to $50.46. The Original Issue Price shall be at all times subject to any recapitalization, stock splits, stock dividends and the like. To avoid doubt it is clarified that the Preferred D-1 Shares Original Issue Price shall be equal to $50.46 notwithstanding any reduction of the purchase price per share of a Preferred D-1 Share resulting from any discount thereon pursuant to the CBLA as such term is defined in section 5.3.1 below.

(c)	(i)	A Conversion of Preferred Shares pursuant to the election of the holder thereof, shall be made by the surrender of the certificate or certificates therefor, duly endorsed, at the office of the Company, and the giving of written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to Convert the same and stating therein the name or names of any nominee for such holder in which the certificate or certificates for Ordinary Shares are to be issued. Such Conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Preferred Shares to be converted, and, subject to the transfer restrictions contained in these Articles, the person or persons entitled to receive the Ordinary Shares issuable upon such Conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. In the event that the certificate(s) representing the Preferred Shares to be converted as aforesaid are not delivered to the Company, then the Company shall not be obligated to issue any certificate(s) representing the Ordinary Shares issued upon such conversion, unless the holder of such Preferred Shares notifies the Company in writing that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

	(ii)	A conversion of Preferred Shares pursuant to one of the events described in Articles 5.2 (b)(ii), 5.2 (b)(iii), 5.2 (b)(iv), 5.2(b)(v) or 5.2(b)(vi), as the case may be, shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company, but, from and after such Conversion, any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such Conversion and the right to receive a certificate for such Ordinary Shares.

	(iii)	The Company shall, as soon as practicable after the Conversion and tender of the certificate for the Preferred Shares converted, issue and deliver at such office to such holder of Preferred Shares or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid.

(d)	If the Company recapitalizes, subdivides or combines any class of its shares, the Company shall make a corresponding change with respect to all of its other classes of shares as at the earlier of the record date or effective date of such initiating change and the Conversion Price of the Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D Shares and Preferred D-1 Shares shall be adjusted accordingly.

(e)	If the Company at any time declares a dividend, with respect to its Ordinary Shares only, payable in additional shares of Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares, or a distribution payable in securities of other entities, evidences of indebtedness issued by the Company or other entities, assets (excluding cash dividends) or other options or rights, then, in each such case, the holders of the Preferred Shares shall be entitled to receive such distribution, in respect of their holdings on an as-converted basis as of the record date for such distribution.

(f)	If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article), provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon Conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon Conversion of the Preferred Shares would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustments shall be made in the application of the provisions of this Article 5.2 with respect to the rights of the holders of the Preferred Shares after the recapitalization to the end that the provisions of this Article 5.2 (including adjustments of the Conversion Price then in effect and in the number of shares issuable upon Conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(g)	The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 5.2 or 5.3 by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 5.2 and 5.3 and in taking of all such actions as may be necessary or appropriate in order to protect the Conversion rights of the holders of the Preferred Shares against impairment.

(h)	No fractional shares shall be issued upon Conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share.

(i)	Upon the occurrence of each adjustment or readjustment of the number of Ordinary Shares issuances upon a Conversion pursuant to this Article 5.2 and 5.3, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares so affected a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price, as the case may be, at the time in effect; and (C) the number of shares of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the Conversion of a Preferred Share.

(j)	In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k)	The Company shall at all times reserve and keep available out of its authorized but unissued share capital, solely for the purpose of effecting the Conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the Conversion of all issued and outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares (together with the number of issued and outstanding Preferred Shares) shall not be sufficient to effect the Conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Share capital to such number of shares as shall be sufficient for such purposes.

5.3	Anti Dilution

5.3.1

Prior to the closing of (i) an initial public offering of the Company’s ordinary shares netting at least US$30 million to the Company, at a price per share which is at least $201.84 (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares) plus interest at a rate of LIBOR + 1% p.a. accruing from April 30 2013, or (ii) an initial public offering of the Company’s Ordinary Shares which does not comply with the thresholds of (i) above but in connection therewith all Preferred Shares of the Company have been converted into Ordinary Shares pursuant to the provisions of Article 5.2 (the “QIPO”) the respective Conversion Price of the Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D Shares and Preferred D-1 Shares, shall be adjusted from time to time as follows:

In the event that the Company issues New Shares (as defined below) at a price per share which is lower than the respective Conversion Price of such Preferred Shares then in effect (after adjustments for any recapitalization, stock splits, stock dividends and the like), then the Conversion Price applicable to such Preferred Shares, in effect immediately prior to the issuance of New Shares shall be reduced, for no additional consideration other than as set forth in Article 5.2(b)(i), to be equal to such lower price of the New Shares.

No adjustment of such Conversion Price pursuant to this subsection shall be made if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

In the case of the issuance of shares or other securities for a consideration in whole or in part other than cash, the price per share shall be deemed to be the fair market value thereof as determined by the majority of the Board of Directors.

For purposes of this Article 5.3, “New Shares” shall mean any (i) shares of the capital of the Company, (ii) options or warrants to purchase or rights to subscribe for shares of the Company (collectively “Options”), (iii) securities by their terms convertible into or exchangeable for shares of the Company (“Convertible Securities”), and (iv) options to purchase Convertible Securities; other than (a) securities issued as incentive to employees and consultants of the Company approved by the Board of Directors, other than for investment purposes, (b) share issuances pursuant to exercise of options or warrants issued by the Company, (c) Ordinary Shares issued by way of share dividend, or bonus shares, (d) Securities issued in connection with any share split, recapitalization, reclassification, or similar event by the Company, (e) shares issued upon conversion of Preferred Shares into Ordinary Shares or upon grant of anti dilution protection under the provisions of these Articles, (f) Securities issued to a strategic partner who is active in the Company’ s line of business, has substantial annual revenues and enters into a collaboration agreement with the Company to provide services in the Company’s line of business and is determined by the Board of Directors to be a strategic partner, (g) Securities issued in connection with the acquisition of another corporation, business entity or line of business of another business entity by the Company by merger, consolidation, purchase of all or substantially all of the assets, or other reorganization as a result of which the Company owns not less than fifty percent (50%) of the voting power of such corporation provided that i) such transaction has been approved in advance by the Board of Directors with the approval of at least one Preferred Director and in writing by the holders of 60% of the Preferred Shares and ii) the primary purpose of this transaction is not to raise capital; and (h) with respect to the Convertible Bridge Loan Agreement dated April 30, 2013 (“CBLA”) and any rights, shares and securities issued thereunder or upon the conversion of any of the foregoing, anti dilution price adjustment will be determined only based upon the relevant price per share of the securities into which the funds provided under the CBLA are converted and any reduction of such purchase price per share in any such conversion resulting from any discount thereon pursuant to the CBLA shall be ignored for the purpose of determining the anti dilution protection under this Article 5.3.

5.3.2	The Ordinary Shares held by Prof. Dror Harats will be entitled to anti-dilution protection following each issuance of New Shares (as such term is defined in Article 5.3) at any time from January 1, 2003 until September 30, 2005. The anti dilution protection shall be effected by way of issuance of an additional number of Ordinary Shares equal to 10% of the New Shares (the “Anti Dilution Shares”) in consideration of their nominal value. Following September 30, 2005 and until the later of (i) December 31, 2006 and (ii) the last sale of Series C Preferred Shares under the Series C Subscription Agreement, the percentage of shares to be purchased under this right shall decrease to 7% of the New Shares (which for the purposes hereof shall not include any Preferred C Shares issued upon exercise of the Preferred C Warrants). The Anti Dilution Shares may be purchased by Prof. Harats immediately prior to the consummation of any of the following events: (i) any liquidation, dissolution or winding up of the Company, (ii) any merger, sale of all or substantially of the assets of the Company, (iii) the issuance or transfer of at least the majority of the shares of the Company, or (iv) an IPO, or during the week prior to the record date for determining the identity of the Shareholders entitled to receive dividends or other distribution from the Company. The Company will at all times reserve, or increase its registered share capital as may be required, and keep available for issuance and delivery such Anti Dilution Shares, as from time to time shall be issuable pursuant to this right. Upon any issuance of New Shares, the Company, at its expense, shall promptly calculate the number of Anti Dilution Shares in accordance with the terms hereof and prepare and furnish to Prof. Harats a certificate setting forth the number of Anti Dilution Shares he is entitled to purchase under the terms hereof following such issuance.

5.4	The Company shall not create shares with rights senior to or in parity with the rights of the Preferred Shares, unless determined otherwise by a vote of the Shareholders (which shall include the consent of at least 60% of the outstanding Preferred Shares or the written consent of at least 60% of the outstanding Preferred Shares).

5.5	As long as the holders of Preferred Shares hold in the aggregate more than 10% of the Company’s issued and outstanding share capital, the Company will not adopt any of the following resolutions or actions without the prior written consent of the holders of at least 60% of the Preferred Shares, voting as a single class (and with respect to matters in which any specific holder of Preferred Shares (rather than a class of Preferred Shares) would have a disproportionate benefit to other holders of Preferred Shares, other than a benefit arising from its holding of shares of the Company, the consent threshold will exclude such “interested” Preferred holders with respect to such matters (provided that with respect to actions or resolutions brought before the Board of Directors of the Company, the affirmative vote or other consent or approval of 60% of the Preferred Directors then in office (currently at least three out of the four Preferred Directors) will be considered, for the purpose of this Article, the consent of such holders):

5.5.1	Authorize or effect the sale of all or substantially all of the Company’s material assets;

5.5.2	Engage in any material line of business other than the business currently undertaken by the Company or any other material change in the Company’s business;

5.5.3	Declare, set aside any dividend or other distribution in respect of any shares of the Company;

5.5.4	Terminate the employment of Prof. Dror Harats by the Company.

5.5.5	Approve and authorize Interested Parties Transactions (as defined in the Companies Law);

5.5.6	Approve and authorize (i) The dissolution or liquidation of the Company; (ii) the appointment of a receiver or liquidator with respect to all or substantially all of the Company’s assets; (iii) the sale of all or substantially all of the shares of the Company; or (iv) the merger or consolidation of the Company with or into another entity, in each of the cases in this Article 5.5.6 - which yields per each share held by the shareholders less than $151.38 (adjusted for share combinations or subsidiaries or other recapitalizations of the Company’s Shares) plus interest at a rate of LIBOR + 1% p.a. accruing from March 13, 2008;

5.5.7	Approve and authorize the execution by the Company of a licensing agreement, pursuant to which the Company grants a third party rights in all, or a material part, of its intellectual property;

5.5.8	any borrowed funds by the Company in excess of $100,000;

5.5.9	the pledging or otherwise allowing the encumbrance of assets of the Company with a value in excess of $100,000, other than in the ordinary course of business; and

5.5.10	increasing the number of authorized Preferred D Shares or Preferred D-1 Shares for issuance.

5.5.11	Issuance of Preferred D1 Shares other than issuance in the event of conversion of the funds provided to the Company under the CBLA and provided that such issuance is made according to the terms of the CBLA.

5.6	In addition to the provisions set forth in Section 5.5 above, the Company will not: (i) Alter the provisions of its incorporating documents in a manner which might have an adverse effect on the rights and privileges attached to the Preferred A Shares without obtaining the prior written consent of the holders of at least two thirds of the Preferred A Shares, voting as a single class, (ii) Alter the provisions of its incorporating documents in a manner which might have an adverse effect on the rights and privileges attached to the Preferred B Shares without obtaining the prior written consent of the holders of at least two thirds of the Preferred B Shares, voting as a single class; (iii) Alter the provisions of its incorporating documents in a manner which might have an adverse effect on the rights and privileges attached to the Preferred C Shares without obtaining the prior written consent of the holders of the majority of the Preferred C Shares, voting as a single class; (iv) Alter the provisions of its incorporating documents in a manner which might have an adverse effect on the rights and privileges attached to the Preferred D Shares without obtaining the prior written consent of the holders of at least a majority of 60% of the Preferred D Shares, voting as a single class provided that any material adverse change to the rights, privileges, advantages, restrictions or provisions of the Preferred D Shares (such as, without limitation, adversely changing rights such as the liquidation preference, anti dilution or other rights of such class or amending any thresholds relating specifically to such class) shall require a majority of 65% of the Preferred D Shares, voting as a single class; and (v) Alter the provisions of its incorporating documents in a manner which might have an adverse effect on the rights and privileges attached to the Preferred D-1 Shares without obtaining the prior written consent of the holders of at least a majority of 60% of the Preferred D-1 Shares, voting as a single class provided that any material adverse change to the rights, privileges, advantages, restrictions or provisions of the Preferred D-1 Shares (such as, without limitation, adversely changing rights such as the initial Conversion Price, liquidation preference, anti dilution or other rights of such class or amending any thresholds relating specifically to such class) shall require a majority of 65% of the Preferred D-1 Shares, voting as a single class.

5.7	All Preferred D-1 Shares not issued up until May 31, 2014 shall be automatically converted into Deferred Shares. Each Deferred Share shall confer upon its holder the sole right to receive the nominal value of such share upon liquidation or dissolution of the Company, pari passu with the holders of Ordinary Shares, and no other rights whatsoever.

6.	If at any time the share capital is divided into different classes of shares, the Company may, unless otherwise provided by the terms of issue of the shares of that class and subject to the provisions of Article 2 above, modify, convert, broaden, add or otherwise alter the rights, privileges, advantages, restrictions and provisions related or unrelated at that time to the shares of that class with the consent in writing of the holders of three-fourths ( 3⁄4) of the shares of such class, or (i) with respect to the Preferred A Shares - a majority of 2/3, or (ii) with respect to the Preferred B Shares - a majority of 2/3, or (iii) with respect to the Preferred C Shares - a majority of the issued shares of that class, or (iv) with respect to the Preferred D Shares - a majority of 60% of the issued shares of that class provided that any material adverse change to the rights, privileges, advantages, restrictions or provisions of the Preferred D Shares (such as, without limitation, adversely changing rights such as the liquidation preference, anti dilution or other rights of such class or amending any thresholds relating specifically to such class) shall require a majority of 65% of the Preferred D Shares, or (v) with respect to the Preferred D-1 Shares - a majority of 60% of the issued shares of that class provided that any material adverse change to the rights, privileges, advantages, restrictions or provisions of the Preferred D-1 Shares (such as, without limitation, adversely changing rights such as the initial Conversion Price, liquidation preference, anti dilution or other rights of such class or amending any thresholds relating specifically to such class) shall require a majority of 65% of the Preferred D-1 Shares, or with respect to each of the above with the sanction of a resolution passed with the aforesaid majorities at a separate general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings and to the convening thereof and to notices in respect thereof and to resolutions to be passed thereat shall mutatis mutandis apply to every separate general meeting as mentioned above, provided always that, unless otherwise provided by the terms of issue of the shares of that class, the requisite quorum at the initial (but not an adjourned) separate general meeting shall be at least 2 (two) Shareholders of such class, present in person or by proxy and holding between them a majority of the issued shares of that class.

The mere enlargement of an existing class of shares, or the issuance or allotment of additional shares thereof, or the creation or issuance of additional shares of that class as a result of conversion of shares from another class shall not be deemed to modify or alter the rights attached to the previously issued shares of such class. In addition, but subject to Article 5.4 above, (i) the creation of a new class of shares or the issuance of shares thereof; or (ii) a waiver or a change, in whole or in part, to a right, preference or privilege of a class of shares (such as liquidation rights, registration rights, pre-emptive rights, etc, whether set forth in these Articles or in any agreement), whether applied on a one-time or permanent basis and whether applied in connection with a current or a future event, which waiver or change is applied in the same manner to all classes of shares which hold such right (as opposed to a change which relates solely to a specific class of shares only), regardless of whether the economic effect of such change affects classes of shares differently, shall not be deemed to be a change to the rights attached to any one class of shares. In addition, any waiver or change to the rights attached to a class of shares shall not be deemed to be a direct change to the rights attached to another class of shares, if such other class of shares was not entitled to the relevant rights prior to such waiver or change.

In addition, in the event that the Company agrees to grant to future investors in the Company rights preferential to those granted hereunder or otherwise to the holders of Preferred or Ordinary Shares (such as, for illustration purposes only, preferential liquidation preference rights), or rights that do not substantially affect the rights of the holders of Ordinary Shares (such as, for illustration purposes, increase of the number of the directors), whether set forth in these Articles of Association or in any agreements, or rights to share proportionally in rights granted to the Preferred Shares (or shareholders of the Company generally, if applicable) (such as pre-emptive rights, restrictive rights, co-sale rights etc.), then by a Shareholders resolution with the consent of 60% of the Preferred Shares, such changes shall be binding upon all shareholders of the Company without the need for specific class consent or vote.

7.	Subject to the rights of the holders of the Preferred Shares in these Articles (including Article 5.4 above), the shares shall be under the control of the Board of Directors of the Company, which may issue or allot them or give any person the option to acquire them or otherwise dispose of them for cash or other consideration to such persons, on such terms and conditions, and either at a premium or at par, or, subject to the provisions of the Companies Law, at a discount and at such times as the Board of Directors may deem fit, and with full authority to serve on any person a call on any shares either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may deem fit.

8.	If by the conditions of allotment of any share, the whole or any part of the price thereof shall be payable by installments, every such installment shall, when due, be paid to the Company by the registered holder of the share for the time being or from time to time or by its administrators.

9.	The Board of Directors may make arrangements on the issue of shares for a difference between the holders of such shares in the amount of calls and/or the time of payment thereof.

10.	The Company may, subject to and in accordance with the provisions of the Companies Law, purchase or undertake to purchase, or provide finance and/or assistance or undertake to provide finance and/or assistance, directly or indirectly, with respect to the purchase of, its shares or securities which may be converted into shares of the Company or which confer rights upon the holders thereof to purchase shares of the Company.

11.	Save as herein otherwise provided, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as by law or statute required, be bound to recognize any equitable or other claim to or interest in such share on the part of any other person. No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or required to recognize any equitable, contingent, future or partial interest in any shares or any right whatsoever in respect of any shares other than an absolute right to the entirety thereof in the registered holder.

SHARE CERTIFICATES

12.	The certificates of title to shares (hereinafter: “Share Certificates”) shall be issued under the seal or the rubber stamp of the Company and shall bear the signatures of two Directors, or one Director and the Secretary of the Company.

13.	Every Shareholder shall be entitled to one Share Certificate for all the shares registered in his name, and if the Board of Directors so approves (upon payment of the amount which may from time to time be fixed by the Board of Directors), to several Share Certificates each for one or more such shares. Every Share Certificate shall specify the denoting numbers of the shares in respect of which it is issued and the amount paid-up thereon.

14.	The certificate of shares registered in the names of two or more persons shall be delivered to the person first named on the Register in respect of such co-ownership.

15.	If a Share Certificate is defaced, lost or destroyed, it may be renewed on payment of such fee, if any, and on such terms as to evidence and indemnity, as the Board of Directors thinks fit.

CALLS

16.	The Board of Directors may from time to time make such calls as it deems fit upon the Shareholders in respect of all moneys unpaid on the shares held by them respectively, and by the conditions of allotment thereof not made payable at fixed times, and each Shareholder shall pay the amount of every call so made on it to the persons and at the time and place appointed by the Board of Directors. A call may be made payable by installments, and shall be deemed to have been made when the resolution of the Board of Directors authorizing such call was passed.

17.	Fourteen (14) days’ notice of any call shall be given, specifying the time and place of payment, and to whom such call shall be paid, provided that before the time for payment of such call the Board of Directors may, by notice in writing to the Shareholders, revoke the same or extend the time for payment thereof.

18.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

19.	If by the terms of issue of any share or otherwise any amount is made payable at any fixed time or by installments at fixed times, whether on account of the amount of the share or by the way of premium, every such amount or installment shall be payable as if it were a call duly made by the Board of Directors of which due notice had been given, and all the provisions herein contained in respect of such calls shall apply to such amount or to such installment.

20.	If the amount of any call or installment is not paid on or before the due date for payment thereof, then the person who is for the time being the owner of the share on which the call was made or the installment became due, shall pay interest on the said amount at the maximum rate permissible under law for the time being, or at such lesser rate as may be fixed by the Board of Directors from time to time, as from the date of payment until the same is actually paid. The Board of Directors shall, however, be at liberty to waive the payment of interest, wholly or in part. No Shareholder shall be entitled to receive any dividend or to exercise any privileges as a Shareholder until he shall have paid all calls for the time being due and payable on every share held by it whether alone or jointly with any other person together with interest and expenses (if any).

21.	If the Board of Directors deems fit, it may receive from any Shareholder willing to advance the same, any amounts due on account of all or any of his shares which have not yet been called or in respect of which the date of payment has not yet fallen due, and, unless otherwise agreed with such Shareholder, the Board of Directors may pay it interest on all or any of the amounts so advanced, up to the date when same would, if not paid in advance, have fallen due, at such rate of interest as may be agreed upon between the Board of Directors and such Shareholder, and the Board of Directors may at any time repay any amount so advanced by giving such Shareholder seven days’ prior notice in writing.

22.	The Board of Directors may determine differences between Shareholders in relation to the amount of any call and to the date of payment.

FORFEITURE AND LIEN

23.	If any Shareholder fails to pay any call or installment on or before the day appointed for payment of the same, the Board of Directors may at any time thereafter, as long as the said call or installment remains unpaid, resolve to forfeit all or any of the shares in the event the Shareholder does not pay the same, as provided below, together with any interest that may have accrued and all expenses that may have been incurred by reason of such non-payment.

24.	Notice of any such resolution shall be served on the Shareholder. The notice shall name a day (being not less than fourteen days from the date of the notice) and a place or places on and at which such call or installment and such interest and expenses as aforesaid are to be paid. The notice shall also state that in the event of non-payment at or before the time and at the place appointed, the shares in respect of which the call was made or installment is payable will be ipso facto forfeited, save shares that have been fully paid for.

25.	Any forfeiture as aforesaid shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

26.	Any share so forfeited shall be the property of the Company, and the Board of Directors may, subject to the provisions hereof and the provisions of the Companies Law, sell, re-allot and otherwise dispose of the same as it may deem fit.

27.	The Board of Directors may at any time, before any share so forfeited shall have been sold, re-allotted or otherwise disposed of, annul the forfeiture on such conditions as it deems fit. No such annulment shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to these Articles.

28.	Any Shareholder whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, installments, interest and expenses owing upon or in respect of such shares at the time of forfeiture, together with interest thereon from the time of forfeiture, until payment, at the maximum rate of interest permissible under law for the time being, and the Board of Directors may enforce the payment of such moneys, or any part thereof, if it so thinks fit, but shall not be under any obligation to do so.

29.	The provisions of these Articles relating to forfeiture shall apply to any case of non-payment of a known sum which, according to the terms of issue or allotment of the share, is payable at any fixed time, whether on account of the amount of the share or by way of premium, as if such a sum were payable under a call duly made, notified and delivered.

30.	Except to the extent that the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts, liabilities and obligations to the Company arising from any amount payable by such shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or obligation has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise decided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) on such shares, immediately prior to such transfer.

31.	For the purpose of enforcing such lien, the Board of Directors may sell the shares subject thereto in such manner as it deems fit; but no sale shall be made until the period for the fulfillment or discharge of the debts, liabilities and engagements as aforesaid shall have arrived, and until notice in writing of the Company’s intention to sell shall have been served on such Shareholder, his executors or administrators, and the payment, fulfillment or discharge of such debts, liabilities or engagements is not made during the seven days after such notice.

32.	The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or towards satisfaction of the debts, liabilities or engagements of such Shareholder (including debts, liabilities and engagements which have not yet fallen due for payment or satisfaction) and the remainder (if any) shall be paid to the Shareholder, his executors, administrators or assigns.

33.	Upon any sale after forfeiture or for enforcing a lien in exercise of the powers hereinbefore given, the Board of Directors may appoint some person to execute an instrument of transfer of the shares sold and cause the purchaser’s name to be entered in the Register in respect of the shares sold, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale, if grounds for any remedy exist in accordance with law, shall be in damages only and against the Company exclusively.

34.	TRANSFER AND TRANSMISSION OF SHARES

Any transfer of shares requires the written consent of the Board of Directors and no transfer shall have any legal effect without the consent of the Board of Directors. The Board of Directors may withhold its consent from any transfer of shares in the Company if such transfer is to a competitor or a potential competitor (as reasonably determined by the Board) of the Company or if there are specific reasonable reasons, to be set forth in writing, why such transfer will adversely affect the Company. Notwithstanding the above, it shall not be necessary to obtain the Board of Directors’ consent for the transfer of shares from any Shareholder to (i) his spouse or one of his children (including adopted children), parent, sibling, lineal antecedent; (ii) an entity or person, as the case may be, controlled by, controlling or under common control, with such Shareholder (provided that if such entity does not remains so controlled or controlling such shares shall be transferred back to the original Shareholder or to another such entity); (iii) as to any shareholder which is a partnership, in addition to clause (ii) above, such shareholder may assign and transfer to any of such Shareholder’s partners and to affiliated partnerships managed by the same management company or the same managing general partner as such shareholder or by an entity which controls, is controlled by, or is under common control with, such Shareholder, management company or managing general partner; (iv) as to any entity forming part of the Aurum Group to another entity that is part of the Aurum Group; and (v) as to any entity forming part of the Pitango group to another entity that is part of the Pitango group (each of the above, a “Permitted Transferee”).

35.	A transfer of shares in accordance with the provisions of an agreement signed by all Shareholders of the Company shall not require the consent of the Board of Directors, and the Board of Directors shall not have the authority to prevent the transfer of shares in accordance with an agreement between all the Shareholders.

36.	Right of First Refusal.

36.1	In the event that any Shareholder of the Company (the “Selling Shareholder”) desires to transfer any or all of its shares to any party other than to a Permitted Transferee (the “Offered Shares”), it shall first give written notice thereof (“Notice of Sale”) to all holders of Ordinary Shares holding more than 2% of the outstanding and issued shares of the Company and to all holders of Preferred Shares (collectively the “Option Holders”).

36.2	The Notice of Sale shall state the number of Offered Shares, whether the Offered Shares will, upon the sale, be free of all liens charges and encumbrances, that a bona fide offer has been received from a third party, the identity of the third party, and the price and terms of payment for the Offered Shares. Upon receipt of the Notice of Sale, the Option Holders shall have the right to exercise the option (the “Option”) as specified under Articles 36.3 and 36.4. The Notice of Sale shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed transfer.

36.3	For a period of 20 days after receipt of the Notice of Sale, the Option Holders collectively may elect to purchase all (but not part) of the Offered Shares (those Option Holders which exercise the Option are referred to as the “Buying Shareholders”). The Option shall be exercised by delivery of a notice by one or more of the Buying Shareholders to the Selling Shareholder within the aforesaid 20-day period stating that the Buying Shareholder intends to acquire its pro rata share of the Offered Shares, according to the shareholding ratio between the Option Holders as of the date immediately prior to sending such notice.

36.4	If the Selling Shareholder receives notices from all Option Holders that they wish to exercise the Option, then the Buying Shareholders shall acquire the Offered Shares pro rata, according to the shareholding ratio between the Option Holders as of the date immediately prior to sending their notices. If the Selling Shareholder receives notices from Buying Shareholders to buy some, but not all, of the Offered Shares, the Selling Shareholder shall notify each Buying Shareholder in writing, within 10 days following the expiration of the 20-day period referred to in Article 36.3, of the number of excess Offered Shares for which offers to purchase have not been provided, and the Buying Shareholders shall have a right of over-allotment to purchase any Offered Shares not so requested, by written notice received by the Selling Shareholder within 15 days following the aforementioned 10-day period, stating how many additional Offered Shares each Buying Shareholder intends to acquire of the Offered Shares remaining as a result of the failure of all Option Holders to offer to buy their pro rata share (the “Remaining Offered Shares”). In any such event, (i) the Buying Shareholders shall each acquire that percentage of the Offered Shares (excluding the Remaining Offered Shares) which corresponds to its percentage ownership of the shares held by the Buying Shareholders as of the date immediately prior to sending their notices and (ii) the Buying Shareholders shall acquire the Remaining Offered Shares pro rata according to the number of additional Offered Shares that each Buying Shareholder offered to acquire in its notice. The purchase of the Offered Shares shall be on the same terms and conditions as stated in the Notice of Sale.

36.5

If, following the 15-day period referred to in Section 36.4 above, the notices of the Buying Shareholders indicate that the Buying Shareholders have not elected to purchase all of the Offered Shares, then the Selling Shareholder shall be free, within 90 days following such 15-day period, to sell all (but not part) of the Offered shares at a price which is not lower and on terms no more favorable to the purchaser than those contained in the Notice of Sale. If there is no sale within such 90-day period, the Selling Shareholder shall not sell or transfer the Offered Shares, or any other shares acquired before or after the date hereof, without again complying with the provisions of this Article.

36.6	In the event that there is a situation in which fractional shares will need to be transferred, the number of shares will be rounded up so that only full shares will be transferred.

36.7	For purposes of determining the holdings and pro rata share of holders of outstanding Preferred Shares, such Preferred Shares shall be treated as if converted into Ordinary Shares.

36.8	The provisions of this Article 36 shall terminate on the QIPO. The provisions of this Article 36 shall not apply to a transfer of shares under Article 48 or in accordance with Section 341 of the Companies Law.

36.9	Should the performance of this Article 36 be considered a “public offering” under applicable Israeli or US securities laws, entitlement to the rights therein shall be limited to the maximum number of shareholders allowed under such laws so that the exercise of such rights will not be considered a “public offering”, whereby eligible shareholders with the smallest numbers of Ordinary Shares (on an as converted basis) will be excluded from such entitlement to the extent required.

36.10	Any transfer of shares by any Co-Sale Holder pursuant to the exercise of its co-sale rights under Article 47 below shall not give the Option Holders additional rights of first refusal or any other participation rights and shall be deemed to have been part of the Offered Shares and included in the Option to the extent that the number of the shares being transferred has not changed as a result of the exercise of co-sale rights. To the extent such number has changed, the provisions hereof shall apply to the transaction again, ab initio, and the transferor shall give a new Notice of Sale hereunder.

37.	No transfer of shares shall be approved by the Board of Directors unless a proper instrument of transfer has been submitted to the Company together with the Share Certificate for the transferred shares (if such has been issued) and with any other evidence the Board of Directors may require in order to prove to its satisfaction the rights of the transferor in the transferred shares. The instrument of transfer shall be signed by the transferor and the transferee, shall be duly stamped, if required by law, and the transferor shall be considered the owner of the shares until the transferee is registered in the Register in respect of the shares transferred to it.

The instrument of transfer of any share shall be in writing in the following form or as near thereto as possible, or in a usual or accepted form that shall be approved by the Board of Directors:

“I                      of                      (the “Transferor”) in consideration of the sum of                      paid to me by                      of                      (the

“Transferee”) hereby transfer to the Transferee                      shares of NIS 0.01 each, of Vascular Biogenics Ltd., to be held by the Transferee, the executors and administrators of his estate, his custodian and his legal personal representative, under the same conditions under which I myself held them immediately prior to signing this instrument of transfer, and I, the Transferee, hereby agree to accept the above mentioned shares in accordance with the above mentioned conditions.

In witness thereof we hereby affix our signatures this      day of             ,             .

Transferor	The Transferee

Witness to the signature of the Transferor	Witness to the signature of the Transferee”

38.	Instruments of transfer that are registered shall remain in the Company’s possession; however, instruments of transfer which the Board of Directors refuses to register shall be returned, on demand, to whomever delivered them along with the Share Certificate (if delivered).

39.	The Board of Directors may suspend the registration of transfers during the fourteen days immediately preceding the ordinary general meeting in each year.

40.	The executors and administrators of a deceased sole holder of a share, or, if there are no executors or administrators, the persons beneficially entitled as heirs of a deceased sole holder, shall be the only persons recognized by the Company as having any title to the share. In case of a share registered in the names of two or more holders, the Company shall recognize the survivor or survivors as the only persons having any title to or benefit in the share. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share jointly held by it.

41.	Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession or such other evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

42.	The Company may recognize the receiver or liquidator of any Shareholder in winding-up or dissolution, or the trustee in bankruptcy or any official receiver of a bankrupt Shareholder as being entitled to the shares registered in the name of such Shareholder.

43.	The receiver or liquidator of a Shareholder in winding-up or dissolution, or the trustee in bankruptcy, or any official receiver of any bankrupt Shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, may, with the consent of the Board of Directors (which the Board of Directors may refuse to grant without giving any reason for its refusal), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

44.	A person upon whom the ownership of a share devolves by transmission shall be entitled to receive, and may give a discharge for any dividends or other monies payable in respect of the share but he shall not be entitled in respect of it to receive notices, or to attend or vote at meetings of the Company, or, save as otherwise provided herein, to exercise any of the rights or privileges of a Shareholder unless and until he shall be registered in the Register.

PRE-EMPTIVE RIGHTS

45.	Until the closing of the QIPO, subject to the provisions and limitations contained in the Israeli Securities Law of 1968, all holders of Preferred Shares and each holder of Ordinary Shares holding more than 0.5% of the outstanding and issued shares of the Company (“Offered Shareholder”) shall be entitled to a pre-emptive right (freely assignable by it to its Permitted Transferees) to purchase their pro rata portion of any New Shares, as defined below, which the Company may, from time to time, offer to sell or issue.

45.1	Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“New Shares”), the Company shall first offer such New Shares to the Offered Shareholders of the Company in accordance with the following provisions.

45.1.1	The Company shall deliver to each Offered Shareholder a pre-emptive notice (“Pre-emptive Notice”) stating: (i) its bona fide intention to offer such New Shares; (ii) the aggregate number of such New Shares to be offered; (iii) the identity of the proposed purchasers; (iv) the price and terms upon which it proposes to offer such New Shares; and

45.1.2	the aggregate number of such New Shares to be offered to each Offered Shareholder, shall be the portion of the New Shares that equals the proportion between: (A) the number of shares then held, by each Offered Shareholder on an as converted basis; to (B) the total number of shares of Ordinary Shares of the Company then outstanding (assuming full conversion of all Preferred Shares), all as may be adjusted from time to time.

45.1.3	Each Offered Shareholder or its Permitted Transferee shall then notify the Company, by written notification received by the Company, within fifteen (15) calendar days after receipt of the Pre-emptive Notice, of the number of New Shares it wishes to purchase or obtain, at the price and on the terms specified in the Pre-emptive Notice.

45.1.4	The Company may, during the ninety (90) day period following the expiration of the period provided above, offer New Shares unsubscribed for by the Offered Shareholders to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Pre-emptive Notice. If the Company does not consummate the sale of the New Shares within such period, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first re-offered to the Offered Shareholders in accordance herewith.

The right of pre-emption hereunder shall not be applicable to, and the term “New Shares” for the purposes of this Article 45 shall not be construed to include: (i) options, warrants or Ordinary Shares issued to employees, consultants, officers or directors of the Company pursuant to stock option plans or restricted stock option plans approved by the Board of Directors; (ii) Ordinary Shares issued upon conversion of Preferred Shares or upon grant of anti dilution protection under the provisions of these Articles; (iii) shares issued to a Strategic Partner as determined by the affirmative vote of the majority of the Board of Directors. For purposes of this Article, the term “Strategic Partner” shall mean a person or entity who is active in the Company’s line of business, has substantial annual revenues and which concurrent with such issuance enters into a collaboration agreement with the Company to provide services in the Company’s line of business, (iv) shares issued for consideration other than cash, in connection with a bona fide merger, consolidation, acquisition or similar business combination by the Company whereby the shareholders of the Company on the date of such event will own not less than a majority of the voting power of the surviving entity; (v) the issuance of bonus shares distributed to all of the Company’s shareholders on an as-converted pro-rata basis, any dividend payable in shares of Ordinary Shares, the issuance of securities in connection with any subdivision, share split, combination, or any other recapitalization, reclassification or change of the Company’s Ordinary Shares into a different number of shares of the same or any other class or classes of stock; (vi) shares issued pursuant to exercise of options or warrants or other convertible securities issued by the Company; and (vii) the Preferred C Warrants and the shares issueable thereunder.

46.	Should the performance of Article 45 be considered a “public offering” under applicable Israeli or US securities laws, entitlement to the rights therein shall be limited to the maximum number of shareholders allowed under such laws so that the exercise of such rights will not be considered a “public offering”, whereby eligible shareholders with the smallest numbers of Ordinary Shares (on an as converted basis) will be excluded from such entitlement to the extent required.

TAG ALONG

47.	Except for the transfer to Permitted Transferees, as such term is defined in Article 34 above and subject to Article 36 above, in the event that, at any time prior to the QIPO, (i) Prof. Dror Harats or any of his Permitted Transferees (the “Selling Founder”) desires to sell or transfer any or all of his shares or options in the Company, or (ii) any shareholder or group of shareholders desire to sell or transfer shares of the Company representing fifty percent (50%) or more of the issued and outstanding shares of the Company at such time, in a single or related transactions to the same purchaser or group of related purchasers (“Selling Shareholder Group”) then each holder of Preferred Shares other than any shareholders in the Selling Shareholder Group, if applicable (the “Co-Sale Holders”), in lieu of exercising its right of first refusal set forth in Article 36 above, by written notice to the Selling Shareholder granted within the 20-day period stated in Article 36.3 above, shall be entitled to require the Selling Founder or Selling Shareholder Group, as applicable, to provide, as part of his or its proposed sale, that each of the Co-Sale Holders be given the right to participate, on the same terms and conditions as the Selling Founder or Selling Shareholder Group, as applicable, in the sale pro rata to the respective number of Ordinary Shares (on an “as converted” basis) owned at such time by such Co-Sale Holder when compared to the number of Ordinary Shares (on an “as converted” basis) owned by all Co-Sale Holders and the Selling Founder or Selling Shareholder Group, as applicable. To the extent that any prospective purchaser or purchasers refuses to purchase shares or other securities from a Co-Sale Holder exercising its rights of co-sale hereunder, the Selling Founder or Selling Shareholder Group, as applicable, shall not sell to such prospective purchaser or purchasers any shares or options unless and until, simultaneously with such sale, the prospective purchaser shall purchase such shares or other securities from such Co-Sale Holder as such Co-Sale Holder elects as set forth above, for the same consideration and on the same terms and conditions as the proposed transfer described in the Notice of Sale.

BRING ALONG

48.

In the event that, prior to the QIPO, any person or entity makes a detailed offer to purchase all of the issued and outstanding share capital of the Company (the “Proposed Transaction”), the holders of more than seventy five percent (75%) of the issued and outstanding share capital of the Company indicate their acceptance of such offer, then, all Shareholders shall be deemed to have given an irrevocable proxy to such person as shall be designated by the Board to vote for the acceptance of such offer and at the closing of such offered purchase of all the issued and outstanding share capital of the Company, all of the holders of Ordinary Shares and Preferred Shares in the Company (including the Shareholders refusing to sell their shares at such time) will transfer all their Ordinary Shares and Preferred Shares to such person or entity at the same price and terms as the offer; provided, however, that the consideration received in the Proposed Transaction shall be allocated in accordance with the provisions of Article 134 of these Articles, as amended from time to time, and further provided that the holders of Preferred D Shares shall not be required to transfer its Preferred D Shares as aforesaid, unless such holders receive in such transaction a net amount per Preferred D Share, equal or greater to $50.46 (adjusted for share combinations or subdivisions or other recapitalizations of the

Company’s shares) plus interest at a rate of LIBOR + 1% p.a. accruing from the date of purchase from the Company of the respective Preferred D Share and further provided that the holders of Preferred D-1 Shares shall not be required to transfer its Preferred D-1 Shares, as aforesaid, unless such holders receive in such transaction a net amount per Preferred D-1 Share, equal or greater to Preferred D-1 Preference Amount as defined in Article 134.1 below (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s shares). In the event that a Shareholder fails to surrender its share certificate in connection with the consummation of such offer, such certificate shall be deemed canceled and the Company shall be authorized to issue a new certificate in the name of the person making the offer and the Board of Directors shall be authorized to establish an escrow account into which the consideration for such canceled shares shall be deposited and to a trust to administer such account; provided that the Company will provide Shareholders with prompt notice (a) to the extent that it is reasonably practicable under the circumstances, of any Shareholder vote or other action pursuant to which the proxy granted hereby is to be exercised and (b) of the identity of the member of the Board of Directors designated as proxyholder under this Article 48.

BEARER SHARES

49.	The Company shall not issue bearer shares.

REDEEMABLE SHARES

50.	The Company may, subject to the provisions of the Companies Law, or any modification thereof for the time being in force, issue redeemable shares and redeem them.

ALTERATION OF SHARE CAPITAL

51.	Unless otherwise specified herein, the Company may from time to time, by Shareholders Resolution, whether or not all the shares authorized have been issued, and whether or not the whole of the shares then issued has been called up for payment, increase its share capital by the creation of new shares, and such increase shall be in such amount and shall be divided into shares of such nominal amounts, and be issued subject to such restrictions and terms and with such rights and preferences, as the ordinary resolution creating the same shall provide. In particular the shares may be issued with preferential or deferred rights as to dividends or the distribution of assets and with special, limited or no voting rights.

52.	Unless otherwise provided in the Shareholders Resolution authorizing the increase of share capital, the new shares shall be subject to the same provisions applicable to the shares of the original capital with regard to the payment of calls, lien, forfeiture, transfer, transmission and otherwise.

53.	The Company may, by Shareholders Resolution and in accordance with and subject to the Companies Law:

(a)	consolidate and divide its share capital or any portion thereof into shares of larger nominal value than its existing shares;

(b)	divide, by sub-division of its existing shares or any of them, the whole or any part of its share capital into shares of smaller nominal value than is fixed by the Memorandum of Association;

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person;

(d)	reduce its share capital in any manner and subject to any condition and consent required by law.

54.	With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions, subject to applicable law:

(a)	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

(b)	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holders;

(c)	redeem in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings; and

(d)	cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article.

GENERAL MEETINGS

55.	General meetings shall be held at least once in every calendar year, not later than fifteen (15) months after the previous general meeting, at such time and place as the Board of Directors may determine. Such general meetings shall be called “ordinary meetings”, and all other meetings of the Company shall be called “extraordinary meetings”.

56.	The Board of Directors may whenever it thinks fit convene an extraordinary meeting, and shall be obliged to do so upon a request in writing as provided in the Companies Law.

57.

Unless a longer period is prescribed by applicable law, at least ten (10) days prior notice, specifying the place, the day and the hour of the meeting and the general nature of every matter on the agenda, shall be given to all Shareholders entitled to receive notices by notice sent by mail or otherwise served as hereinafter provided. Provided that all Shareholders entitled to receive notices of general meetings so agree, a general meeting may be held if less than ten (10) days notice or a longer period if otherwise required by law, as the case may be, is given and generally in such manner as such shareholders may approve. The accidental omission to give notice of a meeting to any Shareholder, or the non-receipt of notice by one of the Shareholders shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

58.	No business shall be transacted at a general meeting unless the requisite quorum is present at the commencement of the business, and no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon. Unless otherwise provided in these Articles, at least two Shareholders, present in person or by proxy, holding between them at least a majority of the issued shares of the Company that grant voting rights, shall constitute a quorum provided, however, that such Shareholders constituting a quorum include holders of at least twenty five percent (25%) of the Preferred Shares. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the following week, at the same time and place. If at such adjourned meeting a quorum is not present half an hour from the time stated, any Shareholders present in person or by proxy shall constitute a quorum.

59.	Unless otherwise explicitly set forth herein, every Shareholders Resolution of the Company will be deemed adopted if passed by an ordinary majority of the votes of the Shareholders present at a meeting, personally or by proxy, at which a quorum is present and voting thereon.

60.	The Chairman of the Board of Directors will serve as the Chairman of the general meetings of the Company. If the Board of Directors has no Chairman or if he is not present 15 minutes from the time stated for the commencement of the meeting, those present may choose from amongst them a person to chair the meeting.

61.	The Chairman of any general meeting of the Company shall not be entitled to a second or casting vote.

62.	Every question submitted to a general meeting shall be decided by a show of hands, but if a written ballot is demanded by a Shareholder, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by a written ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a written ballot is demanded after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by a written ballot.

63.

If a written ballot is demanded as aforesaid, it shall be taken in such manner and at such time and place as the Chairman of the meeting directs, and either at once or after an interval or adjournment, or otherwise, and the result of the written ballot shall be deemed to be the resolution of the meeting at which the written ballot was demanded. The demand for a written ballot may be withdrawn at any time before the written ballot is taken.

64.	The demand for a written ballot shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the written ballot has been demanded. A written ballot demanded on the election of a Chairman and on a question of an adjournment of a meeting shall be taken forthwith.

65.	A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the book of proceedings of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

66.	The Chairman of a general meeting may adjourn the same from time to time and from place to place (but not more than once without the approval of the general meeting), and the Chairman shall do so if the meeting so demands; but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. A notice of the adjournment and of the matters to be included on the agenda of the adjourned meeting shall be given to all Shareholders.

67.	A resolution in writing signed by all Shareholders then entitled to receive notice of, and to attend and vote at general meetings or to which all such Shareholders have given their written consent (including, but not limited to, by letter, telegram, facsimile, email, or otherwise) shall be deemed to have been adopted as if it were adopted as a regular or extraordinary resolution (as the case may be) at a general meeting of the Company duly convened and held. Any such resolution may consist of several documents in like form and signed or consented to as aforesaid, by one or more Shareholders.

VOTES OF SHAREHOLDERS

68.	Subject to any special conditions, rights or restrictions to voting rights set forth in the terms of issue of any shares or attached at the time to any class of shares and any special voting rights under these Articles, every Shareholder present in person or by proxy, whether in a vote by a show of hands or by written ballot, shall have one vote in respect of every share held by it that confers voting rights.

69.	A company or other corporate body being a Shareholder of the Company may duly authorize any person it deems fit to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf, as provided for below. Any person so authorized shall be entitled to exercise on behalf of the corporation which he represents all the powers which the corporation could have exercised if it were an individual Shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

70.	In case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register.

71.	Shareholders may vote either personally or by proxy, or, if the Shareholder is a company or other corporate body, by a representative pursuant to Article 69 or by a duly authorized proxy, as prescribed hereinafter.

72.	Any instrument appointing a proxy or representative shall be in writing under the hand of the appointer or of his attorney duly authorized in writing, or, if such appointer is a corporation, under its common seal if any, or under the hand of some officer duly authorized in that behalf.

73.	No Shareholder shall be entitled to vote at a general meeting unless all calls or other sums presently payable by it in respect of his shares in the Company have been paid.

74.	Every instrument of proxy, whether for a specified meeting or otherwise shall, as nearly as circumstances will admit, be substantially in the following form and shall be submitted to the Company at least 12 hours before any Ordinary or Extraordinary or Adjourned General Meeting of the Company:

“I                      of                      being a shareholder of Vascular Biogenics Ltd. hereby appoint                      of                      or, failing him,                      of                      as my proxy to vote for me and on my behalf at the Ordinary or Extraordinary or Adjourned (as the case may be), General Meeting of the Company, to be held on the      day of             ,              and at any adjournment thereof.

IN WITNESS WHEREOF, I affix my signature this      day of             ,             ”

75.	A vote given in accordance with the terms of an instrument of appointment of attorney or proxy shall be valid notwithstanding the previous death of the principal, or revocation of the appointment, or transfer of the share in respect of which the vote is given, unless notice in writing of the death, revocation or transfer shall have been received at the Office or by the Chairman of the meeting before the vote is given.

76.	RESERVED

THE BOARD OF DIRECTORS

77.	The number of members of the Board of Directors shall be up to seven directors (each a “Director”, and together, the “Directors”).

77.1	One Director shall be appointed, replaced or removed by Prof. Dror Harats, for so long as Prof. Harats is either (i) the CEO of the Company; or (ii) the holder of three percent (3%) or more of the Company’s issued and outstanding share capital;

77.2	one Director shall be appointed, replaced or removed by J.J.D. Holdings G.P, A.J.J.G. Technology Investments 2003, Inspe Aktiengesellschaft, Mr. Jecheskiel Gonczarowski and their Permitted Transferees on behalf of the holders the Preferred A Shares (“Series A Director”);

77.3	one Director shall be appointed, replaced or removed by the Aurum Group (the “Aurum Director”) and one Director shall be appointed, replaced or removed by Pitango (“Pitango Director”);

77.4	one Director shall be appointed, replaced or removed by the Keffi Group V LLC on behalf of the holders the Preferred D Shares (“Keffi Director”);

77.5	one Director shall be appointed, replaced or removed by a majority of the Directors appointed under Articles 77.1-77.4 above, who shall initially be Prof. Ruth Arnon; and

77.6	one Director shall be an industry expert who shall be appointed, replaced or removed by a majority of the Directors appointed under Articles 77.1-77.4 above, who shall initially be Dr. Bennett Shapiro.

The Series A Director, Aurum Director, Pitango Director and Keffi Director (the “Preferred Directors”) shall be appointed, replaced or removed from the Board of Directors as aforesaid, for so long as the relevant appointing party (or its Permitted Transferees) continues to hold not less than eight percent (8%) of the issued and outstanding shares of the Company, on an as converted basis. When such shareholder drops below this threshold, such shareholder’s right to appoint a director to the Board of Directors set forth in this Article 77 shall expire.

78.	Each committee of the Board of Directors shall include the Aurum Director, the Pitango Director and the Keffi Director (if such applicable director is serving on the Board at such time).

79.	Directors shall be appointed, removed from office, and any vacancy, however created, in their position shall be filled, as provided in Article 77 above by written notice to the Company signed by the Shareholder(s) so entitled, as provided for therein. Any such act shall become effective on the date fixed in such notice, or upon the delivery thereof to the Company, whichever is later.

80.	Every member of the Board of Directors shall hold office until he or she is removed in accordance with these Article(s) or the office is vacated as set forth in Article 83 below.

81.

(a)	A Director shall have the right, by written notice to the Company, to appoint a person as a substitute to act in his place, to remove the substitute and appoint another in his place and to appoint a substitute in place of a substitute whose office was vacated for any reason whatsoever. A person who is not qualified to be appointed as a Director, or a person who serves as a Director or a substitute Director, may not be appointed as a substitute Director.

(b)	Any notice given to the Company as aforesaid shall become effective on the date fixed therein or upon delivery to the Company, whichever is later. Unless the appointing Director limits the time or scope of the appointment, the appointment is effective for all purposes until the appointing Director ceases to be a Director or terminates the appointment.

(c)	A substitute for a Director shall have, subject to any instructions or limitations contained in the instrument appointing him, all the authority and powers held by the Director for whom he acts as substitute, provided however, that he may not in turn appoint a substitute for himself (unless the instrument appointing him otherwise expressly provides), and provided further that a substitute shall have no standing at any meeting of the Board of Directors or any committee thereof at which the Director appointing him is personally present or at which the Director appointing him is not entitled to participate in accordance with Article 86 below.

(d)	The office of a substitute for a Director shall ipso facto be vacated if he is removed by the Director appointing him, or if the office of the Director for whom he acts as substitute is vacated for any reason whatsoever, or if one of the circumstances described in Sub-sections (a) - (d) of Article 83 should befall the substitute.

(e)	Subject to the Companies Law, a substitute Director shall alone be responsible for his actions and omissions, and shall not be deemed an agent of the Director(s) who appointed him.

(f)	Every substitute shall be entitled to receive, so long as he serves as a substitute, notice of meetings of the Board of Directors and of any relevant committees.

82.	Subject to applicable law, a Director who has ceased to hold office shall be eligible for re-election.

83.	The office of a Director shall ipso facto be vacated upon the occurrence of any of the following events:

(a)	Upon his death, or, if the Director is a company - upon its winding-up;

(b)	Should he be declared to be of unsound mind;

(c)	Should he become bankrupt;

(d)	Should he resign his office by notice in writing to the Company; or

(e)	He is removed from office by written notice to the Company pursuant to Article 79 above.

84.	If any Director is not appointed, or if the office of a Director is vacated, the continuing Directors may, as long as their number does not fall below one, act in every matter.

85.	A Director shall not be required to hold qualification shares.

86.	Subject to the provisions of the Companies Law, no Director or office holder (as defined below) of the Company shall be disqualified by his office from holding any office or place of profit under the Company or outside the Company or under any company in which the Company shall be a shareholder or otherwise interested, or under any company which is a shareholder of, or otherwise interested in, the Company or from contracting with the Company either as vendor, purchaser, or otherwise, either on his own behalf or as a director of another company or member of a firm or otherwise, nor (unless and to the extent provided otherwise in the Companies Law) shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director or office holder shall be in any way interested, be void or voidable, nor shall he be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director or office holder holding that office or of the fiduciary relations thereby established, but it is declared that the nature of his interest must be disclosed by him as provided in the Companies Law and in any event not later than at the meeting of the Board of Directors at which the contract or arrangement is first taken into consideration, if his interest then exists, or in any other case - at the first meeting of the Board of Directors after the acquisition of his interest.

Unless and to the extent provided otherwise in the Companies Law, every Director shall be entitled, after such disclosure, to vote as a Director in respect of any contract or arrangement in which he is so interested as aforesaid. Unless and to the extent provided otherwise in the Companies Law, a general notice that a Director is a member of any firm or company and is to be regarded as interested in all transactions with that firm or company shall be a sufficient disclosure under this Article as regards such Director and the said transactions, and after such general notice, (unless and to the extent provided otherwise in the Companies Law) it shall not be necessary for such Director to give a special notice relating to any particular transaction with that firm or company.

A transaction referred to in this Article 86, which is not an “extraordinary transaction” (as defined below) shall be approved by the Board or by a committee authorized to do so by the Board. Such approval may be general in nature and may be given in advance. Notwithstanding the aforesaid, if according to the provisions of the Companies Law a specific or special approval for a particular transaction or type of transaction is required, such transaction shall also require such approval.

An “extraordinary transaction” requires approval as provided under the Companies Law.

In this Article 86:

“office holder” means - a director, managing director, general manager, chief executive officer, executive vice-president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such positions or responsibilities without regard of such persons title.

“extraordinary transaction” means - a transaction not in the ordinary course of business of the Company, a transaction which is not on market terms, or a transaction that is likely to have a material impact on the profits, assets or liabilities of the Company.

87.	A Director may be paid remuneration by the Company for his services as a Director to the extent such remuneration is approved by a shareholder resolution and pursuant to the Companies Law.

If a Director, willing to do so, is called upon to fulfill special services or make special efforts for any of the Company’s objects, by traveling abroad or staying there or otherwise, the Company may pay him a salary at a fixed rate or a percentage of its profits or otherwise as the Board of Directors may decide and subject to the provisions of the Companies Law, and such salary may be in addition to or in place of the fixed remuneration (if any).

PROCEEDINGS OF THE BOARD OF DIRECTORS

88.	The Board of Directors may meet together and adjourn their meetings and otherwise regulate their meetings and proceedings as they think fit including by telephone or any other means of communication or a unanimous written resolution as described in Article 96. Until otherwise decided by the Board of Directors a majority of the Directors then in office (present personally or by a duly appointed substitute) shall constitute a quorum at meetings of the Board of Directors. Unless and to the extent provided otherwise in the Companies Law, a Director who is an interested party in any transaction, shall be counted for purposes of a quorum despite his interest. A Director may participate personally or by his substitute.

89.	Any Director may at any time, and the Chairman of the Board, upon the request of such Director, shall convene a meeting of the Board of Directors.

90.	Notice of a meeting of the Board of Directors may be sent to all Directors at their registered addresses, by facsimile, mail or hand delivered at least 72 hours prior to the meeting unless all Directors agree to shorter notice.

91. (a)	Each Director shall have one vote. The Chairman shall not have a casting vote.

(b)	Subject to Article 5.5 above, all resolutions of the Board will be adopted by a simple majority of the Directors present and voting (with the Directors participating by video or audio conference, if any, being deemed present and entitled to vote) at a meeting of the Board.

92.	The Board of Directors may from time to time elect one of its members to be the chairman of the Board of Directors, remove such Chairman from office and appoint another in his place. The Chairman of the Board of Directors shall take the chair at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within 15 (fifteen) minutes of the time appointed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the Chairman of such meeting.

93.	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions for the time being vested in or exercisable by the Board of Directors.

94.	Subject to the provisions of the Companies Law, the Board of Directors may for any particular matter delegate any or all of its powers to committees consisting of one or several Directors, as the Board of Directors, subject to the provision of Article 78 above, may deem fit, and it may from time to time revoke such delegation.

Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Board of Directors. The meetings and proceedings of any such Committee consisting of two (2) or more members, shall be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as the same are applicable thereto, and so far as not superseded by any regulations made by the Board of Directors under this Article.

95.	All acts performed at or in accordance with any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person acting as Director or substitute for a Director, shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of such Directors or members of a Committee of the Board of Directors or person acting as aforesaid or any of them, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director, substitute or a member of such a Committee, as the case may be.

96.	The Board of Directors may operate and adopt resolutions in writing, including by facsimile, mail or by telephone, provided that resolutions in writing adopted by telephone shall be followed up with a confirmation in writing no later than 7 days following the date of such resolution.

OFFICERS

97.	The Board of Directors may, from time to time, appoint one or more persons, (whether a Director or not) to be Managing Director(s), General Manager(s), Chief Executive Officer(s) and/or President(s) (or any similar function with a different title) of the Company, either for a fixed term or without any limitation as to the period for which he is or they are to hold office, and may from time to time modify or revoke such titles or (subject to any provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their place or places.

98.	The remuneration of a Managing Director, General Manager, Chief Executive Officer and/or President shall from time to time (subject to any contract between him and the Company and subject to the provisions of the Companies Law) be fixed by the Board of Directors, and may be in the form of a fixed salary or commission on dividend, profits or turnover of the Company, or of any other company the Company has an interest in, or by participation in profits or in one or more of these forms.

99.	Subject to the provisions of the Companies Law, the Board of Directors may from time to time entrust to and confer upon a Managing Director, General Manager, Chief Executive Officer and/or President for the time being such of the powers exercisable under these Articles by the Board of Directors as it may think fit, and may confer such powers for such time, and to be exercised for such objects and purposes, and upon such terms and conditions, and with such restrictions, as it thinks expedient; and it may confer such powers, either collaterally with, or to the exclusion of, and in substitution for, all or any of the powers of the Board of Directors in that behalf; and may from time to time revoke, withdraw, alter, or vary all or any of such powers.

ATTORNEYS

100.	Subject to the provisions of the Companies Law, the Board of Directors may appoint a Secretary to the Company, and may appoint additional officers, personnel, agents and servants, for fixed, provisional or special duties, as the Board of Directors may from time to time deem fit, and may from time to time, in their absolute discretion, suspend the service of any one or more of such persons.

101.	The Board of Directors may determine the powers and duties, as well as the salaries, of such persons and may demand security in such cases and in such amounts as it deems fit.

POWERS OF THE BOARD OF DIRECTORS

102.	The management of the business of the Company shall be vested in the Board of Directors, and the Board of Directors may exercise all such powers and do all such acts and things as the Company is, by its Memorandum of Association and/or its Articles of Association or under the law, authorized to exercise and do, and are not hereby or by statute directed or required to be exercised or done by the Company in general meeting, but subject, nevertheless, to the provisions of the Companies Law, and to these Articles and any regulations or resolution not being inconsistent with these Articles made from time to time by the Company in general meeting; provided that no such regulation or resolution shall invalidate any prior act done by or pursuant to the directions of the Board of Directors which would have been valid if such regulation or resolution had not been made.

103.	Without prejudice to any of the general powers granted to the Board of Directors in accordance with Article 102 and any other powers granted to it under these Articles, and without restricting or reducing in any way the above mentioned powers or any of them, it is hereby explicitly declared that the Board of Directors shall have the following powers:

(a)	To appoint a person or persons (whether they be incorporated or not) to receive and hold in trust for the Company any property whatsoever that belongs to the Company or that the Company has an interest in, or for any other purpose and to execute and perform all actions, deeds and necessary activities with relation to any such trust, and to see to the remuneration of any such trustee(s).

(b)	To initiate, manage, defend, compromise or discontinue any and all legal proceedings on behalf of or against the Company or its officials or that pertain in any way to its affairs, and to compromise and extend the period for payment or discharge of any debt due or suits or claims by or against the Company.

(c)	To refer any suit or claim by or against the Company to arbitration.

(d)	To determine, from time to time, those authorized to sign in the Company’s name on bills of exchange, promissory notes, receipts, certificates of receipt, endorsements, checks, certificates of dividend, releases, contracts and other documents of any kind whatsoever.

(e)	To appoint, and, at its discretion, to remove or suspend, a general manager, manager, secretary, official, clerk, employee or delegate, whether permanently or temporarily employed or employed for specific services only, as the Board of Directors may, from time to time, deem fit and to define their powers and duties and determine their salaries and remuneration and to demand securities, in those instances and in those sums that the Board of Directors shall deem fit.

(f)	To appoint, from time to time and at any time, by power of attorney any person or persons to be the attorney(s) of the Company for the purposes and with the powers, authority and discretion (that shall not exceed those vested in the Board of Directors in accordance with these Articles and subject to the provisions of the Companies Law) and for the period and subject to the conditions that the Board of Directors shall deem fit from time to time, and any such appointment may be given (should the Board of Directors see fit), or to any company or its members, members of its Board of Directors, delegates or managers of any company or firm or to any one designated by any company or firm, or in any other manner to any variable group of people, whether appointed directly or indirectly by the Board of Directors. Every such power of attorney may contain those powers for the protection or comfort of those people who come into contact with the attorney(s) as the Board of Directors deems fit.

(g)	The Board of Directors may appoint a lawyer or lawyers in Israel and/or abroad to represent the Company before any court, legal or quasi-legal body, government or municipal offices or institutions in Israel or abroad and may vest any such lawyer with those powers as the Board of Directors deems fit, including the authority to delegate his powers, in whole or in part, to others.

(h)	In general and subject to the provisions of the Companies Law and these Articles, to delegate to any person, firm, company or variable group of people as mentioned, the powers, authority and discretion vested in the Board of Directors.

BORROWING POWERS

104.	The Board of Directors may from time to time, at its discretion, borrow or secure the payment of any sum or sums of money for the purposes of the Company. The Directors may raise or secure the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as they think fit, and in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking of the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

LOCAL MANAGEMENT

105.	The Board of Directors may from time to time provide for the management and transaction of the affairs of the Company in any specified locality, whether in Israel or abroad, in such manner as they think fit, and the provisions contained in the next following Article shall be without prejudice to the general powers conferred by this Article on the Board of Directors.

106.	The Board of Directors may from time to time, and at any time, establish any local board or agency for managing any of the affairs of the Company in any specified locality, in Israel or abroad, and may appoint any person to be a member of such local board, or any manager or agent, and may fix their remuneration. Subject to the provisions of the Companies Law, the Board of Directors may from time to time, and at any time, delegate to any person so appointed any of the powers, authority and discretion for the time being vested in the Board of Directors, and may authorize any member for the time being of any such local board to continue in his office notwithstanding any vacancy which may occur, and any such appointment or delegation may be made on such terms and subject to such conditions as the Board of Directors may think fit, and the Board of Directors may at any time remove any person so appointed and may annul or vary any such delegation. The Board of Directors may authorize any person to whom it has delegated powers, authority or discretion as mentioned, to delegate them or part of them further.

REGISTER OF SHAREHOLDERS

107. (a)	The Company shall keep a Register of Shareholders (the “Principal Register”) and record in it the following information:

(i)	The names and addresses of the Shareholders and a list of the shares held by each one, designating each share by its number, and the amount paid or the amount to be considered as paid on the shares of each Shareholder;

(ii)	The day each person was registered in the Register as a Shareholder;

(iii)	The day each person ceased to be a Shareholder;

(iv)	The amounts called, if any, that are due on the shares of each Shareholder; and

(v)	Any other information required by the Companies Law or these Articles to be recorded in the Register.

(b)	The Principal Register shall be kept at the head office, and aside from the times the Register is closed in accordance with the provisions of the Companies Law or these Articles, they shall be open to the inspection of any Shareholder free of charge, and of any other person at a fee the Company shall determine for each matter, during regular business hours.

(c)	The Principal Register shall be closed for a period of 14 days immediately prior to an annual general meeting and during other periods, if any, that the Board of Directors shall determine from time to time, on the condition that the Principal Register shall not be closed for a period exceeding 30 days during any one year; and on the additional condition that the Principal Register shall not be closed unless a notice has been published in accordance with the provisions of the Companies Law, if required.

MINUTES AND THE SEAL

108.	(a)	The Board of Directors shall cause minutes to be duly recorded regarding: the names of the Directors present at each meeting of the Board of Directors and of any committee of the Board of Directors; the names of the Shareholders present at each general meeting, and the proceedings and resolutions of general meetings and of meetings of the Board of Directors and Committees of the Board of Directors. Any minutes as aforesaid of a meeting of the Board of Directors, of a meeting of a Committee of the Board of Directors or of a general meeting of the Company, if purporting to be signed by the Chairman of such meeting or by the Chairman of the next succeeding meeting, shall be accepted as prima facie evidence of the matters therein recorded.

(b)	(i)	The Company may have one or more rubber stamps, for affixing on documents, and the Board of Directors shall provide for the safe custody of any such rubber stamp;

(ii)	The Board of Directors shall be entitled to authorize any person or persons (even if he or they is or are not Directors(s) of the Company) to act and sign on behalf of the Company, and the acts and signatures of such person or persons on behalf of the Company shall bind the Company insofar as such person or persons acted and signed within his or their powers aforesaid.

(iii)	The Board of Directors may provide for a seal. If the Board of Directors so provides, it shall also provide for the safe custody thereof; such seal shall not be used except by the authority of the Board of Directors.

DIVIDENDS AND RESERVE FUND

109.	The Board of Directors may, from time to time, set aside, out of the profits of the Company, such sums as it thinks proper, as a reserve fund to meet contingencies, or for equalizing dividends, or for special dividends, or for repairing, improving and maintaining any of the property of the Company, and for such other purposes as the Board of Directors shall in its absolute discretion think conducive to the interests of the Company, and may invest the sums so set aside in such investments as it may think fit, and from time to time deal with and vary such investments, and dispose of all or any part thereof for the benefit of the Company, and may divide the reserve fund into such special funds as it thinks fit, and employ the reserve fund or any part thereof in the business of the Company, and that without being bound to keep the same separate from the other assets of the Company. The Board of Directors may also, without placing the same to reserve, carry forward any profits which it deems prudent not to divide.

110.	Subject to the rights of holders of shares with limited or preferred rights as to dividends, and subject to the provisions of these Articles as to the reserve fund, all the dividends shall be paid to the Shareholder in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividend is being paid, without regard to any premium paid in excess of the nominal value, if any, but if any share is issued on terms providing that it shall rank for dividend from a particular date, such share will rank for dividend accordingly.

111.	Subject to the provisions of the Companies Law, the Board of Directors may from time to time declare such dividends as may appear to the Board of Directors to be justified by the profits of the Company and cause the Company to pay such dividends. The Board of Directors shall have the full authority to determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto, provided such date is not prior to the date of the resolution to distribute the dividend and no Shareholder who shall be registered in the Register with respect to any shares after the record date so determined shall be entitled to share in any such dividend with respect to such shares.

112.	No dividend shall be paid other than out of the profits of the Company, as defined in the Companies Law and no interest shall be paid by the Company on dividends.

113.	A dividend may be paid, wholly or partly, by the distribution of specific assets, and, in particular, by distribution of paid-up shares, debentures or debenture stock of any other company, or in any one or more such ways.

114.

The Board of Directors may resolve that: any moneys, investments, or other assets forming part of the undivided profits of the Company standing to the credit of the reserve fund, or to the credit of any reserve fund for the redemption of capital, or to the credit of a reserve fund for the revaluation of real estate or other assets of the Company or any other reserve fund or investment funds or assets in the hands of the Company and available for dividends, or representing premiums received on the issue of shares and standing to the credit of the share premium account, be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by the way of dividend and in the same proportion on the basis that they become entitled thereto as capital; and that all or any part of such capitalized fund be applied on behalf of such Shareholders in paying up in full, either at par or at such premiums as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly or in or towards the payment, in full or in part, of the uncalled liability on any issued shares or debentures or debenture stock; and that such distribution or payment shall be accepted by such Shareholders in full satisfaction of their share and interest in the said capitalized sum.

115.	For the purpose of giving effect to any resolution under the two (2) last preceding Articles, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, without derogating from the generality of the foregoing, may issue fractional certificates or make payment in lieu of fractional shares in an amount determined by the Board, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the basis of the value so fixed, or that fractions of less than NIS 0.01 (one New Agora) in value may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees for the persons entitled to the dividend or capitalized fund against such securities as may seem expedient to the Board of Directors. Where requisite, a proper contract shall be filed in accordance with the Companies Law, and the Board of Directors may appoint any person to sign such contract on behalf of such persons entitled to the dividend or capitalized fund, and such appointment shall be effective.

116.	The Board of Directors may deduct from any dividend, bonus or other amount to be paid in respect of shares held by any Shareholder, whether alone or together with another Shareholder, any sum or sums due from him and payable by him alone or together with any other person to the Company on account of calls or the like.

117. (a)	The Board of Directors may retain any dividend or other monies payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)	The Board of Directors may, when paying any dividend, resolve to retain any dividend, or other monies payable or property distributable, for distribution with respect to a share in respect of which any person is under these Articles entitled to become a Shareholder, or which any person is under these Articles entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

118.	All unclaimed dividends or other monies payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other monies into a separate account shall not constitute the Company a trustee in respect thereof. The principal (and only the principal) of an unclaimed dividend or such other moneys shall be, if claimed, paid to a person entitled thereto.

119.	Any dividend or other monies payable in cash in respect of a share may be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share to the one whose name appears first in the Register), or to such person and at such address as the person entitled thereto may by writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company.

120.	If several persons are registered as joint holders of any share, any one of them may give effectual receipts for any dividend payable or property distributable, on the share.

BOOKS OF ACCOUNT

121.	The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and any other applicable law. The books of account shall be kept at the registered office of the Company, or at any other place or places as the Board of Directors may deem fit, and they shall always be open to inspection by Directors. No Shareholder not being a Director shall have the right to inspect any account or book or document of the Company except as conferred by law or authorized by the Board of Directors or by the Company in general meeting.

ACCOUNTS AND AUDIT

122.	Once at least in every year the accounts of the Company shall be examined and the correctness of the profit and loss account and balance sheet ascertained by a duly qualified auditor.

123.	The appointment, authorities, rights, salaries and duties of the auditor or auditors shall be regulated by the law in force for the time being and by the provisions of these Articles, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in general meeting may, by Shareholders Resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted), to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such ordinary resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

NOTICES

124.	Any notice or other document may be served by the Company upon any Shareholder either personally or, by sending it by prepaid mail (air mail if sent to a place outside Israel) addressed to such Shareholder), by facsimile or by e-mail at his address, fax number or e-mail address as described in the Register or such other address or contact details (if any) as he may have designated in writing for the receipt of notices and other documents. Any notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the General Manager of the Company at the registered office of the Company or by sending it by prepaid registered mail (air mail if posted outside Israel) to the Company at its registered office. Any such notice or other document shall be deemed to have been served forty-eight (48) hours after it has been posted (seven (7) days if sent to a place, or posted at a place, outside Israel), or when actually received by the addressee if sooner than forty-eight (48) hours or seven (7) days, as the case may be, after it has been posted, or when actually tendered in person, to such Shareholder (or to the General Manager), provided, however, that, as applicable. Any notice may be or other document that was sent by mail, hand delivery, facsimile, and such notice or e-mail shall be deemed to have been given the first business day after such mail, hand delivery or facsimile, facsimile or e-mail was made or has been sent or when actually received by such Shareholder (or by the Company), if applicable, whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed in some other respect, to comply with the provisions of this Article.

125.	A notice may be given by the Company to the joint holders of a share by giving notice to the joint holder named first in the Register in respect of the share.

126.	Any Shareholder whose address is not described in the Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

127.	The Company may declare that any document(s) will be delivered or be available for review at the registered office of the Company or any other place designated by the Board of Directors.

128.	Whenever it is required to give prior notice a specified number of days in advance or where a notice is valid for a specified period, the day of service of the notice shall be included in such count or period. Where notice is given by more than one method, it will be deemed served on the earliest of such dates.

129.	Service of notice to a relative of a Shareholder living under the same roof with him, will be deemed service to such Shareholder.

130.	Subject to applicable law, any Shareholder, Director or any other person entitled to receive notice in accordance with these Articles or law, may waive notice, in advance or retroactively, in a particular case or type of cases or generally, and if so, notice will be deemed as having been duly served, and all proceedings or actions for which the notice was required will be deemed valid.

131.	Any person entitled to a share by operation of law or by transfer, transmission or otherwise, will be bound by any notice served with respect to such shares prior to his being registered in the Register as owner of the shares.

132.	It shall not be necessary to set forth in detail in notice of any meeting the full text of any proposed resolutions and a general description of the nature of the matters on the agenda will suffice. The Company shall be entitled, however, but shall be under no obligation to specify in a notice of a meeting, a place and a time where and when the full text of proposed resolution(s) may be reviewed, rather than include in the notice a general description of the nature of the matters in the agenda as aforesaid.

133.	The accidental omission to give notice of a meeting to any Shareholder or the non-receipt of notice by any Shareholder entitled to receive notice shall not invalidate the proceedings at any meeting or any resolution(s) adopted by such a meeting.

WINDING-UP

134.

134.1

In the event of: (i) any dissolution or liquidation of the Company; (ii) the appointment of a receiver or liquidator with respect to all or substantially all of the Company’s assets; (iii) the sale of all or substantially all of the shares or assets of the Company, (iv) a merger of the Company (but excluding a merger after which the existing shareholders of the Company prior to such merger, hold more than 50% of the surviving entity’s share capital), or (v) the distribution of any dividends or other distributions to the shareholders (whether in cash, in specie or otherwise but excluding bonus shares), then, first, subject to Article 134.10, the holders of the Preferred D-1 Shares at such event, shall be entitled to receive for each Preferred D-1 Share held by them, prior to and in preference to any payments or distributions to any of the holders of any other classes of Shares of the Company: (a) in the events listed in Article 134.1 (i)- (v) representing a Company’s valuation (before any deductions due to liabilities or otherwise) of US$ 100,000,000 or more, an amount equal to two times the Preferred D-1 Share Original Issue Price in addition to an annual interest of LIBOR + 1% p.a. from the date of purchase from the Company of such shares until the date of distribution or closing of such event, as applicable; (b) in the events listed in Article 134.1 (i)- (v) representing a Company’s valuation (before any deductions due to liabilities or otherwise) of less than US$ 100,000,000, the Preferred D-1 Share Original Issue Price, in addition to an annual interest of LIBOR + 1% p.a. from the date of purchase from the Company of such shares until the date of distribution or closing of such event, as applicable (the “Preferred D-1 Preference Amount”). If the assets thus distributed among the holders of the Preferred D-1 Shares shall be insufficient to permit the payment to such holders of the full Preferred D-1 Preference Amount, then the entire assets available for distribution shall be distributed pro-rata among the holders of the Preferred D-1 Shares in proportion to the Preferred D-1 Preference Amount each such holder would otherwise have been entitled to.

134.2	Second, after payment of the Preferred D-1 Preference Amount, subject to Article 134.9, the holders of the Preferred D Shares at such event, shall be entitled to receive for each Preferred D Share held by them, prior to and in preference to any payments or distributions to any of the holders of any other classes of Shares of the Company, the Preferred D Share Original Issue Price, in addition to an annual interest of LIBOR + 1% p.a. from the date of purchase from the Company of such shares until the date of distribution or closing of such event, as applicable (the “Preferred D Preference Amount”). If the assets thus distributed among the holders of the Preferred D Shares shall be insufficient to permit the payment to such holders of the full Preferred D Preference Amount, then the entire assets available for distribution (after payment of the Preferred D-1 Preference Amount as aforesaid) shall be distributed pro-rata among the holders of the Preferred D Shares in proportion to the Preferred D Preference Amount each such holder would otherwise have been entitled to.

134.3	Third, after payment of the Preferred D Preference Amount, subject to Article 134.7 and Article 134.8, the holders of the Preferred B Shares and Preferred C Shares at such event, shall be entitled to receive for each Preferred B Share or Preferred C Shares, as applicable, held by them, pari passu, prior to and in preference to any payments or distributions to any of the holders of any other classes of Shares of the Company, the applicable Preferred B Share Original Issue Price or Preferred C Share Original Issue Price, as applicable, in addition to an annual interest of LIBOR + 1% p.a. from the date of purchase from the Company of such shares until the date of distribution or closing of such event, as applicable (the “Preferred B/C Preference Amount”). If the assets thus distributed among the holders of the Preferred B Shares and Preferred C Shares shall be insufficient to permit the payment to such holders of the full Preferred B/C Preference Amount, then the entire assets available for distribution (after payment of the Preferred D Preference Amount and the Preferred D-1 Amount as aforesaid) shall be distributed pro-rata among the holders of the Preferred B Shares and Preferred C Shares in proportion to the Preferred B/C Preference Amount each such holder would otherwise have been entitled to.

134.4

Fourth, after payment of the Preferred B/C Preference Amount, subject to Article 134.6, the holders of the Preferred A Shares shall be entitled to receive for each Preferred A Share held by them, prior to and in preference to any payments or distributions to any of the holders of any other classes of Shares of the Company, the applicable Preferred A Share Original Issue Price in addition to an annual interest of LIBOR + 1% p.a. from the date of purchase from the Company of such shares until the date of distribution or closing of such event, as applicable (the “Preferred A Preference Amount” and together with the Preferred B/C Preference Amount, the Preferred D Preference Amount and the Preferred D-1 Preference Amount, the “Preferred Preference Amount”). If the assets thus distributed among the holders of the Preferred A Shares shall be insufficient to permit the payment to such holders of the full Preferred A Preference Amount, then the entire assets available for distribution (after payment of the Preferred B/C Preference Amount, the Preferred D Preference Amount and the Preferred D-1 Preference Amount as aforesaid) shall be distributed pro-rata among the holders of the Preferred A Shares in proportion to the Preferred A Preference Amount each such holder would otherwise have been entitled to.

134.5	Fifth, after payment in full of the Preferred Preference Amount (to the extent such Preference Amounts apply pursuant to the provisions of Articles 134.6-134.10), the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably to the holders of Ordinary Shares and Preferred Shares (on an as converted basis) in proportion to their respective percentage holdings of all of the issued as converted share capital of the Company.

134.6	In the event that the amount to be distributed to the holders of the Preferred A Shares (including the Preferred A Preference Amount), entitles such holders to a distribution greater than US$73.923 (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s Shares) together with interest at a rate of LIBOR + 1% p.a. accruing from December 31, 2002, per each Preferred A Share (“Series A Threshold Amount”), then the Series A Preference Amount referred to in Article 134.4 above shall not apply and the holders of Preferred A Shares shall only be entitled to receive the greater of (i) the Series A Threshold Amount (without further participation of the Preferred A Shares in any excess distribution), and (ii) the amount that would be payable to the Preferred A Shares if the Preferred A Shares were to participate pro rata (on an as converted basis) in such distribution together with the holders of Preferred B Shares, Preferred C Shares, Preferred D Shares, Preferred D-1 Shares and Ordinary Shares, pursuant to the provisions of Articles 134.5, 134.7, 134.8, 134.9 or 134.10 hereof, as applicable.

134.7	In the event that the amount to be distributed to the holders of the Preferred B Shares (including the relative portion of the Preferred B/C Preference Amount) entitles such holders to a distribution greater than $108.759 (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s Shares) together with interest at a rate of LIBOR + 1% p.a. accruing from December 15, 2004, per each Preferred B Share (“Series B Threshold Amount”), then the Series B/C Preference Amount referred to in Article 134.3 above shall not apply with respect to the Preferred B Shares, and the holders of Preferred B Shares shall only be entitled to receive the greater of (i) the Series B Threshold Amount (without further participation of the Preferred B Shares in any excess distribution), and (ii) the amount that would be payable to the Preferred B Shares if the Preferred B Shares were to participate pro rata (on an as converted basis) in such distribution together with the holders of Preferred A Shares, Preferred C Shares, Preferred D Shares, Preferred D-1 Shares and Ordinary Shares, pursuant to the provisions of Articles 134.5, 134.6, 134.8, 134.9 or 134.10 hereof, as applicable.

134.8	In the event that the amount to be distributed to the holders of the Preferred C Shares (including the relative portion of the Preferred B/C Preference Amount) entitles such holders to a distribution greater than $120.342 (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s Shares) together with interest at a rate of LIBOR + 1% p.a. accruing from December 31, 2006, per each Preferred C Share (“Series C Threshold Amount”), then the Series B/C Preference Amount referred to in Article 134.3 above shall not apply with respect to the Preferred C Shares, and the holders of Preferred C Shares shall only be entitled to receive the greater of (i) the Series C Threshold Amount (without further participation of the Preferred C Shares in any excess distribution), and (ii) the amount that would be payable to the Preferred C Shares if the Preferred C Shares were to participate pro rata (on an as converted basis) in such distribution together with the holders of Preferred A Shares, Preferred B Shares, Preferred D Shares, Preferred D-1 Shares and Ordinary Shares, pursuant to the provisions of Articles 134.5, 134.6, 134.7, 134.9 or 134.10 hereof, as applicable.

134.9	In the event that the amount to be distributed to the holders of the Preferred D Shares (including the Preferred D Preference Amount) entitles such holders to a distribution greater than $151.38 (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s Shares) together with interest at a rate of LIBOR + 1% p.a. accruing from the date of purchase from the Company of such shares , per each Preferred D Share (“Series D Threshold Amount”), then the Series D Preference Amount referred to in Article 134.2 above shall not apply and the holders of Preferred D Shares shall only be entitled to receive the greater of (i) the Series D Threshold Amount (without further participation of the Preferred D Shares in any excess distribution), and (ii) the amount that would be payable to the Preferred D Shares if the Preferred D Shares were to participate pro rata (on an as converted basis) in such distribution together with the holders of Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D-1 Shares and Ordinary Shares, pursuant to the provisions of Article 134.5, 134.6, 134.7, 134.8 or 134.10 hereof.

134.10

In the event that the amount to be distributed to the holders of the Preferred D-1 Shares (including the Preferred D-1 Preference Amount) entitles such holders to a distribution greater than $201.84 (adjusted for share combinations or subdivisions or other recapitalizations of the Company’s Shares) together with interest at a rate of LIBOR + 1% p.a. accruing from the date of purchase from the Company of such shares , per each Preferred D-1 Share (“Series D-1 Threshold Amount”), then the Series D-1 Preference Amount referred to in Article 134.1 above shall not apply and the holders of Preferred D-1 Shares shall only be entitled to receive the greater of (i) the Series D-1 Threshold Amount (without further participation of the Preferred D-1 Shares in any excess distribution), and (ii) the amount that would be payable to the Preferred D-1 Shares if the Preferred D-1 Shares were to participate pro rata (on an as converted basis) in such distribution together with the holders of Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D Shares and Ordinary Shares, pursuant to the provisions of Article 134.5, 134.6, 134.7, 134.8 or 134.9 hereof.

134.11	Whenever the distribution provided for in this Article 134 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors, which determination shall be conclusive.

INDEMNITY, INSURANCE AND EXEMPTION

135.	(a)

The Company may, subject and pursuant to the provisions of the Companies Law, indemnify an “office holder” of the Company (as such term is defined in Article 86) for all liabilities and expenses incurred by him arising from or as a result of any act (or omission) carried out by him as an office holder of the Company and which is indemnifiable pursuant to the Companies Law, to the maximum extent permitted by law. The Company may indemnify an office holder post-factum and may also undertake to indemnify an office holder in advance, provided such undertaking is limited to types of occurrences which, in the opinion of the Board of Directors, are, at the time of the undertaking, foreseeable and to an amount the Board of Directors has determined is reasonable in the circumstances.

(b)	The Company may, subject and pursuant to the provisions of the Companies Law, enter into contracts to insure the liability of office holders of the Company for any liabilities incurred by them arising from or as a result of any act (or omission) carried out by them as office holders of the Company and for which the Company may insure office holders pursuant to the Companies Law, to the maximum extent permitted by law.

(c)	The Company may, subject to the provisions of the Companies Law, procure insurance for or indemnify any person who is not an office holder including, without limitation, any employee, agent, consultant or contractor of the Company who is not an office holder.

(d)	The Company may, to the maximum extent permitted by law, exempt and release an office holder of the Company, including in advance, from and against all or part of their liability for monetary or other damages due to, arising or resulting from, a breach of their duty of care to the Company. The Directors of the Company are released and exempt from all liability as aforesaid to the maximum extent permitted by law with respect to any such breach, which has been or may be committed. Notwithstanding the foregoing, the Company may not exempt and release directors in advance from their responsibilities for damages due to the violation of their duty of care to the Company with respect to distributions as such term is defined in the Companies Law.

Changes to the Amended and Restated Articles of Association, approved by the shareholders on June 18, 2014

AMENDMENTS TO CURRENT ARTICLES OF ASSOCIATION

Sub article 45(viii) shall be added to the type of securities excluded from the definition of “New Shares”: “(viii) any shares issued or issuable upon an IPO”.